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                     November 18, 2020

       Barton Brookman
       President and Chief Executive Officer
       PDC ENERGY, INC.
       1775 Sherman Street, Suite 3000
       Denver, Colorado 80203

                                                        Re: PDC ENERGY, INC.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-37419

       Dear Mr. Brookman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation